To Our Shareholders:

Peoples Bancorp enjoyed an excellent year in fiscal 2003. We achieved record earnings while accomplishing substantially all our strategic objectives. We met these goals despite a challenging business environment, national concerns surrounding corporate governance, and economic uncertainty. Our unwavering adherence to our mission and values has been the foundation to Peoples Bancorp's success.

During fiscal 2003, net income totaled $5,749,305 or $1.67 per share. Both are new records for our company and are over 6% increases from the previous records set last year. Both Peoples Federal and First Savings reported significant increases in net income. The Bancorp's return on assets for the year ending September 30, 2003 was 1.14% and return on equity was 9.19%, both slight increases from fiscal 2002.

The performance of both our Banks, and the Company, has once again allowed us to increase our quarterly dividend. The dividend paid on October 23, 2003, was one cent higher, or a 6% increase from the sixteen cents paid to shareholders the previous quarter. This is the seventeenth consecutive year that Peoples Bancorp has increased its dividend.

Our underwriting standards have certainly helped both our Banks during the recent economic decline. Although we have seen some increases in our delinquency rate, it remains far below that of our peers. We have continued to monitor our loan reserves and, based on several factors, we feel the reserve is adequate.

We want to assure the shareholders that both the Board and the management team at Peoples Bancorp are committed to giving our shareholders the full picture of our performance.

While it is always a pleasure to deliver excellent earnings, our overall goal is to deliver superior long-term value to our shareholders. This means continued investment in our businesses, ongoing training and development of our employees, good corporate governance, and cultivation and retention of customer relationships.

The future of the Financial Services industry will include new avenues and delivery channels to provide good customer service. With this in mind, Peoples Bancorp introduced Internet Banking at Peoples Federal Savings Bank and First Savings Bank. This new service will enable us to build and strengthen customer relationships with bill payment and access to their accounts wherever customers are in the world.

Peoples Bancorp's management teams completed a number of significant projects during fiscal 2003. We closed a record number of loans during the year, installed a new teller system, converted the First Savings data processing system, began customer service training, and began customer service surveys.

Peoples Bancorp continues to invest in the communities we serve not only through the loans we make, but though donations to several organizations that make the communities we serve a better place to live and work. Some of the pictures below show a few of the organizations that benefit from our support.

It is with much sadness that we report the passing this year of our friend and advisor Lloyd M. Cline. Lloyd was a Board member of Auburn Federal from 1960 until its merger with Peoples Federal in 1982. He continued his service as a member of the Peoples Federal Board until 1983 when he was appointed Director Emeritus. He served in that capacity until his death. Lloyd was a true friend and supporter of the Bank. He will be greatly missed.

We appreciate the trust and confidence our shareholders continue to place in us. We also thank our dedicated employees, Board of Directors, and communities for the loyal support we continue to receive.

                               BOARD OF DIRECTORS

Roger J. Wertenberger - Chairman of the Board of the Bank, Auburn, Indiana, Director since 1954.

Maurice F. Winkler, III - Chief Executive Officer and President of the Bank, Auburn, Indiana. Director since 1993.

Erica D. Dekko - Financial Advisor for Dekko Investment Services and Chairperson of the Board for Group Dekko. Director since 2001.

G. Richard Gatton - President and CEO of First Savings Bank of Three Rivers, Michigan, Director since February 29, 2000.

Bruce S. Holwerda - Vice President and Chief Operating Officer, Ambassador Steel Corporation, Auburn, Indiana Director since 1998.

Stephen R. Olson - Manager of Morton Buildings in Three Rivers Michigan and Director since February 29, 2000.

Douglas D. Marsh - Chairman of the Board Applied Innovations, Inc., Chicago, Illinois. Principal Broker of Castle One Realty, Auburn, Indiana. Director since 1982.

John C. Thrapp - Attorney, Thrapp & Thrapp, Kendallville, Indiana. Director since 1990.

Robert D. Ball - Director Emeritus

Lawrence R. Bowmar - Director Emeritus

Jack L. Buttermore - Director Emeritus

John C. Harvey - Director Emeritus

Russell A. Spice - Director Emeritus

                               EXECUTIVE OFFICERS

Executive Officers of Peoples Federal Savings Bank

Roger J. Wertenberger - Chairman of the Board

Maurice F. Winkler, III - President and Chief Executive Officer

Donald E. Budd - Vice President-Trust Officer

Jeffery L. Grate - Vice President-Lending

Herma F. Fields - Vice President-Savings

Deborah K. Stanger - Vice President-Chief Financial Officer

Executive Officers of First Savings Bank

G. Richard Gatton - President and CEO

Jeffrey H. Gatton - Executive Vice President and Chief
     Operating Officer

R. Orville Poling - Vice President-Lending

William F. Cody - Vice President-Lendingof First Savings Bank

                                BRANCH MANAGERS

Branch Managers and Locations of Peoples Federal Savings Bank

Dewayne Anderson, Columbia City Downtown
123-129 S. Main St., Columbia City, IN 46725

April Haynes, Columbia City North
507 North Main St., Columbia City, IN 46725

Cindy Jollief, Avilla
105 North Main St., Avilla, IN 46710

Larry Kummer, Waterloo
625 South Wayne St., Waterloo, IN 46793

Matthew Miller, LaGrange
114-118 South Detroit St., LaGrange, IN 46761

Clark Ream, Kendallville
116 West Mitchell St., Kendallville, IN 46755

Brenda Mansfield, Garrett
1212 South Randolph St., Garrett, IN 46738

Vickie Guyas, Topeka
210 West Lake St., Topeka, IN 46571

Main Office, Auburn
212 West Seventh St., Auburn, IN 46706

Branch Managers and Locations of First Savings Bank

Main Office, Three Rivers
123 Portage Avenue, Three Rivers, MI 49093

Donna Hunter, Schoolcraft
500 North Grand, Schoolcraft, MI 49087

Mary Mihills, Three Rivers
1213 West Michigan Ave., Three Rivers, MI 49093

Jeanene Konanz, Union
15534 U.S. 12, Union MI 49130

Staci Hanna, Howe
303 Defiance St., Howe, IN 46746

Barbara Yoder, Middlebury
420 North Main, Middlebury, IN 46540

                               CORPORATE PROFILE

Corporate Profile

Peoples Bancorp (the "Company") is a holding company formed in 1990. Its stock is traded on the NASDAQ National Market System under the symbol PFDC.

The Company's primary assets are Peoples Federal Savings Bank of DeKalb County ("Peoples") and First Savings Bank ("First Savings"). Peoples was formed in 1925 and First Savings was formed in 1886. The Company has grown to assets of more than $502 million.

Peoples' main office is located in Auburn, Indiana with full service offices in Avilla, two branches in Columbia City, Garrett, Kendallville, LaGrange, Waterloo and Topeka. On February 29, 2000 a merger was completed with Three Rivers Financial Corp., which added First Savings to the holding company. First Savings operates six offices in Howe and Middlebury, IN and Union, Schoolcraft, and Three Rivers, MI.

The Banks' financial services include mortgages, trusts, consumer banking, and individual retirement accounts.

Both Peoples and First Savings are members of the Federal Home Loan Bank System, and their deposits are insured by the Federal Deposit Insurance Corp.

Executive Officers of Bancorp

Roger J.  Wertenberger
Chairman of the Board

Maurice F. Winkler, III
Chief Executive Officer and President

Deborah K. Stanger
Treasurer

Independent Auditors

BKD llp
201 North Illinois Street, Suite 700
Indianapolis, IN 46204

Legal Counsel

Blank, Rome llp
Watergate 11th Floor
600 New Hampshire Ave. NW
Washington, D.C. 20037

Transfer Agent

Computershare
Investor Services
2 North LaSalle Street
Chicago, IL 60602

Tel: 312-588-4993
     888-294-8217

Annual Meeting

The annual meeting of stockholders of Peoples Bancorp will be held Wednesday, January 14, 2004, at 2:00 p.m. at ACD Museum, 1600 South Wayne Street, Auburn, Indiana 46706.

Corporate Information

Form 10-K Report.
A copy of the Company(1)s 10-K, including financial statements as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders of the Company upon request to the Secretary, Peoples Bancorp, 212 West 7th Street, P.O. Box 231, Auburn, Indiana 46706. As of the close of
business  on  September   30,  2003,   the  Company  had   approximately   1,400
shareholders.

Common Stock Information

                  Market Price    Dividends
Fiscal 2002        Low    High    Per Share

1st QTR           $14.50 $16.50   $0.15
2nd QTR            16.60  16.88    0.15
3rd QTR            16.60  19.30    0.15
4th QTR            16.95  19.49    0.16

Fiscal 2003
1st QTR           $15.86 $19.88   $0.16
2nd QTR            17.25  20.99    0.16
3rd QTR            18.90  21.50    0.16
4th QTR            21.15  25.51    0.17


The price of PFDC stock traded on NASDAQ on November 25, 2003 was $24.71

                           CONSOLIDATED BALANCE SHEET
                         YEAR ENDED SEPTEMBER 30, 2003
                                  (UNAUDITED)

                                                                        2003
Assets                                                             ------------
    Total cash and cash equivalents                                $ 35,161,821
    Interest-bearing time deposits                                    3,270,106
    Total investment securities                                      87,621,431
    Loans, net of allowance for loan losses                         356,953,361
    Premises and equipment                                            6,322,532
    Federal Home Loan Bank of Indianapolis stock, at cost             4,518,700
    Core deposit intangible                                             608,822
    Goodwill                                                          2,330,198
    Other assets                                                      6,133,035
                                                                   ------------
           Total assets                                            $502,920,006
                                                                   ============
Liabilities

    Total deposits                                                 $380,115,884
    Short-term borrowings                                             2,649,653
    Federal Home Loan Bank advances                                  54,100,000
    Other liabilities                                                 2,129,615
                                                                   ------------
           Total liabilities                                        438,995,152
                                                                   ------------
Commitments and Contingencies

Stockholders' Equity
    Common stock, $1 par value                                        3,421,895
    Additional paid-in capital                                        7,370,513
    Retained earnings                                                53,302,385
    Unearned RRP                                                         (1,522)
    Accumulated other comprehensive loss                               (168,417)
                                                                   ------------
           Total stockholders' equity                                63,924,854
                                                                   ------------
           Total liabilities and stockholders' equity              $502,920,006
                                                                   ============
Other Data:

Other Data:
  Average yield on interest-earning
    assets                               6.21%
  Average cost of interest-bearing       2.76
    liabilities                         ------
  Interest rate spread                   3.45%
                                        ======

Number of full service
    banking offices                        15
Return on assets (net income divided
  by average total assets)               1.14%
Return on equity (net income divided
  by average total equity)               9.19%
Dividend payout ratio (dividends per
  common share divided by basic net
  income per common share)              38.92%
Equity to assets ratio (average total
  equity divided by average total
  assets)                               12.39%

                        CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 2003
                                  (UNAUDITED)


                                                   2003
                                                ------------
Interest Income
    Loans                                       $26,375,695
    Investment securities                         2,661,226
    Other interest and dividend income              711,375
                                                -----------
                                                 29,748,296
                                                -----------
Interest Expense
    Deposits
       NOW and savings deposits                   1,376,917
       Certificates of deposit                    7,479,489
    Short-term borrowings                            66,879
    Long-term debt                                3,224,134
                                                -----------
                                                 12,147,419
                                                -----------
Net Interest Income                              17,600,877
    Provision for loan losses                       537,181
                                                -----------
Net Interest Income After Provision for Loan
   Losses                                        17,063,696
                                                -----------
Other Income
    Fiduciary activities                            256,563
    Fees and service charges                      1,124,040
    Net realized gains on sales of
      available-for-sale securities                  32,025
    Other income                                  1,300,894
                                                -----------
           Total other income                     2,713,522
                                                -----------
Other Expenses
    Salaries and employee benefits                6,055,120
    Net occupancy expense                           839,491
    Equipment expense                               857,026
    Data processing expense                         716,655
    Deposit insurance expense                        62,002
    Other expenses                                2,502,133
                                                -----------
           Total other expenses                  11,032,427
                                                -----------
Income Before Income Tax                          8,744,791
    Income tax expense                            2,995,486
                                                -----------
Net Income                                      $ 5,749,305
                                                ===========
Basic Earnings per Share                        $      1.67
Diluted Earnings per Share                             1.66
Weighted-Average Shares Outstanding - Basic       3,435,112
Weighted-Average Shares Outstanding - Diluted     3,462,758

This page consists of the following information depicted in bar graph form:

            TOTAL ASSETS                              TOTAL DEPOSITS

         1997          $ 290,602                      1997       $ 241,790
         1998          $ 304,937                      1998       $ 248,545
         1999          $ 327,563                      1999       $ 270,523
         2000          $ 459,908                      2000       $ 352,856
         2001          $ 479,221                      2001       $ 368,501
         2002          $ 506,460                      2002       $ 379,936
         2003          $ 502,920                      2003       $ 380,116

       DIVIDENDS PER SHARE GROWTH                   EARNINGS PER SHARE

         1997             $ 0.41                      1997          $ 1.22
         1998             $ 0.45                      1998          $ 1.25
         1999             $ 0.49                      1999          $ 1.42
         2000             $ 0.53                      2000          $ 1.33
         2001             $ 0.57                      2001          $ 1.33
         2002             $ 0.61                      2002          $ 1.56
         2003             $ 0.65                      2003          $ 1.67

           BOOK VALUE                                 NET INCOME

         1997            $ 13.06                      1997         $ 4,202
         1998            $ 13.62                      1998         $ 4,202
         1999            $ 14.28                      1999         $ 4,587
         2000            $ 15.64                      2000         $ 4,548
         2001            $ 16.55                      2001         $ 4,688
         2002            $ 17.65                      2002         $ 5,405
         2003            $ 18.68                      2003         $ 5,749

                              FINANCIAL HIGHLIGHTS
                  (dollars in thousands except per share data)
                                                 2003           2002
Operating results:
Net Interest Income                               $ 17,601        $ 17,661
Dividends Per Share                                   0.65            0.61
Average Equity to Average Assets                    12.39%          12.15%

At Year End:
Assets                                           $ 502,920       $ 506,460
Allowance for Loan Losses                            2,111           2,117
Deposits                                           380,116         379,936
Stockholders' Equity                                63,925          60,846
Book Value Per Share                                 18.68           17.65
Shares Outstanding                               3,421,895       3,447,186

                                TABLE OF CONTENTS

------------------------------------------
FINANCIAL REVIEW
------------------------------------------
    Five Year Summary of Selected Financial Data                               3

    Management's Discussion and Analysis                                       4

    Statement of Management's Responsibility                                  12

    Independent Accountants' Report                                           13

    Consolidated Balance Sheets                                               14

    Consolidated Statements of Income                                         15

    Consolidated Statements of Stockholder's Equity                           16

    Consolidated Statements of Cash Flows                                     17

    Notes to Consolidated Financial Statements                                18



    ----------------------------------------------------------------------------



                            Selected Consolidated Financial Data of the Company

                                                September 30
                            ----------------------------------------------------------------
                                2003         2002         2001        2000          1999
                            ------------ ------------ ------------ ------------ ------------
Financial Condition Data:
  Total assets              $502,920,006 $506,460,255 $479,412,813 $459,908,211 $327,562,551
  Loans receivable, net
                             356,953,361  385,019,764  403,627,702  390,435,094  296,869,920
  Investments and other
    interest-earning assets  122,104,691   97,439,040   53,306,663   44,651,407   21,108,106
  Deposits
                             380,115,884  379,936,471  368,479,589  352,855,715  270,522,938
  Borrowed funds
                             56,749,653    62,292,774   49,476,688   47,182,393   10,239,739
  Stockholders' equity
                             63,924,854    60,846,197   58,053,551   57,299,548   45,456,219

                                               For Year Ended September 30
                            ----------------------------------------------------------------
                                2003         2002         2001        2000          1999
                            ------------ ------------ ------------ ------------ ------------
Operating Data:
  Interest income           $ 29,748,296 $ 33,365,200 $ 35,560,673 $ 30,425,367 $ 23,827,383
  Interest expense            12,147,419   15,704,094   19,761,387   16,327,846   12,061,198
                            ------------ ------------ ------------ ------------ ------------
  Net interest income         17,600,877   17,661,106   15,799,286   14,097,521   11,766,185
  Provision for losses on loans  537,181      347,862      353,936      159,869       88,969
                            ------------ ------------ ------------ ------------ ------------
  Net interest income after provision
    for losses on loans       17,063,696   17,313,244   15,445,350   13,937,652   11,677,216
  Other income                 2,713,522    2,205,742    1,804,949    1,280,830      853,719
  Other expenses              11,032,427   10,656,380    9,689,079    7,770,839    5,459,293
                            ------------ ------------ ------------ ------------ ------------
  Income before income taxes   8,744,791    8,862,606    7,561,220    7,447,643    7,071,642
  Income tax expenses          2,995,486    3,457,625    2,873,175    2,899,689    2,484,876
                            ------------ ------------ ------------ ------------ ------------
  Net income                $  5,749,305 $  5,404,981 $  4,688,045 $  4,547,954 $  4,586,766
                            ============ ============ ============ ============ ============
 Basic earnings per share   $       1.67 $       1.56 $       1.33 $       1.33 $       1.42
                            ============ ============ ============ ============ ============
 Diluted earnings per share $       1.66 $       1.56 $       1.32 $       1.32 $       1.42
                            ============ ============ ============ ============ ============
 Dividends per common share $       0.65 $       0.61 $       0.57 $       0.53 $       0.49
                            ============ ============ ============ ============ ============
Other Data:
  Average yield on interest-earning
    assets                          6.21%        7.25%        8.04%        8.20%       7.63%
  Average cost of interest-bearing  2.76         3.69         4.82         5.06        4.45
    liabilities             ------------ ------------ ------------ ------------ ------------
  Interest rate spread              3.45%        3.56%        3.22%        3.14%       3.18%
                            ============ ============ ============ ============ ===========

Number of full service
    banking offices                   15           15           14           14           8
Return on assets (net income divided
  by average total assets)          1.14%        1.11%        0.99%        1.20%        1.44%
Return on equity (net income divided
  by average total equity)          9.19%        9.14%        8.17%        8.66%       10.19%
Dividend payout ratio (dividends per
  common share divided by basic net
  income per common share)         38.92%       39.10%       42.86%       39.85%       34.51%
Equity to assets ratio (average total
  equity divided by average total
  assets)                          12.39%       12.15%       12.17%       13.53%       14.12%


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations






        Forward Looking Statements

     This Annual Report contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and include statements regarding the intent, belief, outlook, estimate or expectations of the Peoples Bancorp (the "Company"), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this report are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this report identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, unanticipated conversion expenses, increases in compensation and employee expenses, or unanticipated results in pending legal proceedings.

        Critical Accounting Policies

     The notes to the consolidated financial statements contain a summary of the Company's significant accounting policies presented on pages 18-21 of the annual report for fiscal year 2003. Certain of these policies are important to the portrayal of the Company's financial condition and results of operations, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that it's critical accounting policies include determining the allowance for loan losses ("ALL") and accounting for goodwill.

        Allowance For Loan Losses

     The ALL is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. Management reviews the adequacy of the ALL on a monthly basis. This review is based on specific identified risks or anticipated losses in individual loans, a percentage factor based on the classification of certain loans, and managements' analysis of overall economic conditions such as employment, bankruptcy trends, property value changes and changes in delinquency levels.

     Credits are evaluated individually based on degree of delinquency and/or identified risk ratings of special mention or worse. Credits with delinquency levels of less than 60 days and risk ratings of satisfactory/monitor or better, are reviewed in the aggregate. Percentage factors applied to individual credits are based on risk rating, the type of credit and estimated potential losses in the event liquidation becomes necessary. Percentage factors applied to loans reviewed in the aggregate are based solely on the type of credit. Anticipated losses on loans transferred to real estate owned are recognized immediately upon recording the asset.

     The ALL also includes a component based on management's assumptions of changes in risk in non-quantifiable areas such as market conditions, property values, employment conditions and perceived changes in overall portfolio quality due to changes in concentration, underwriting changes and both national and regional trends.

     External factors such as increases in unemployment, regional softness in property values and increasing national numbers in bankruptcy and internal factors such as the continuing increase in the commercial loan portfolio, increasing unsecured delinquency and charge offs may result in larger losses in current economic conditions. Changes in loan concentration, delinquency and portfolio are addressed through the variation in percentages used in calculating the ALL for various types of credit as well as individual review of "high risk" credits and large loans.

       Accounting for Goodwill

     Goodwill is no longer amortized by the Company but instead is tested annually for impairment. The impairment testing involves estimating the implied fair value of the goodwill and comparing to the carrying amount. If the implied fair value is less than the carrying value, goodwill impairment is indicated and goodwill is written down to the implied fair value.

        General

     The Company is an Indiana corporation organized in October 1990 to become the thrift holding company for Peoples Federal Savings Bank ("Peoples"). Effective February 29, 2000 the Company purchased Three Rivers Financial Corp. and its wholly owned subsidiary, First Savings Bank ("First Savings"). The Company is the sole stockholder of Peoples and First Savings ("collectively Banks"). Peoples conducts business from its main office in Auburn and in its eight full service offices located in Avilla, Columbia City, Garrett, Kendallville, LaGrange, Topeka, and Waterloo Indiana. Peoples offers a full range of retail deposit services and lending services to northeastern Indiana. First Savings conducts business from its main office in Three Rivers, Michigan and its five full service offices in Three Rivers, Schoolcraft and Union, Michigan and Howe and Middlebury, Indiana. The Company's primary business activity is being the holding company for Peoples and First Savings.

     The Company's earnings are primarily dependent upon the earnings of the Banks. Historically, the principal business of savings banks, including Peoples and First Savings, has consisted of attracting deposits from the general public and making loans secured by residential real estate. The Banks' net earnings are contingent on the difference or spread

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations




between the interest earned on their loans and investments and the interest paid on its consumer deposits and borrowings. Prevailing economic conditions, government policies, regulations, interest rates, and local competition also significantly affect the Banks.

     Interest income is a function of the balance of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amounts of deposits and borrowings outstanding during the same period and the rates paid on such deposits and borrowings. The Banks' earnings are also affected by gains and losses on sales of loans and investments, provisions for loan losses, service charges, income from subsidiary activities, operating expenses and income taxes.

     On a yearly basis, the Company updates its long-term strategic plan. This plan includes, among other things, the Company's commitment to maintaining a strong capital base and continuing to improve the organization's return on assets through asset growth and controlling operating expenses. Continued careful monitoring of interest rate risk is also cited as an important goal. As a result, continued origination of short-term consumer and installment loans, prime plus equity loans, adjustable rate mortgage loans, and fixed-rate real estate loans with original terms of 15 years or less are emphasized.

     The   following   table   sets   forth   the   weighted-average   yield  on
interest-earning assets and the weighted-average rate on interest-bearing liabilities for the years ending September 30, 2003, 2002, and 2001.

                                        September 30
                                 ----------------------------
                                   2003     2002     2001
                                   ----     ----     ----
         Weighted-average
            interest rate on:
           Loans                 7.09%        7.88%    8.24%
           Securities            3.58         4.57     7.44
           Other interest-bearing
              assets             2.26         3.04     5.35
           Combined              6.21         7.25     8.04

         Weighted-average cost of
           NOW and savings
              deposit            0.86         1.59     2.70
           Certificates of
              deposit            3.42         4.68     5.77
           Borrowings            5.36         5.71     6.20
           Combined              2.76         3.69     4.82
         Interest rate spread    3.45         3.56     3.22
         Net yield on
            weighted-average
            interest-earning
            assets               3.67         3.83     3.57


     The   following   table   sets   forth   the   weighted-average   yield  on
interest-earning assets and the weighted-average rate of interest-bearing liabilities at September 30, 2003, 2002 and 2001.



                                       At September 30
                                 ----------------------------
                                   2003     2002     2001
                                   ----     ----     ----
         Weighted-average
            interest rate on:
           Loans                  6.69%        7.46%    7.86%
           Securities             3.13         4.14     5.28
           Other interest-earnings
              assets              1.78         3.72     5.37
           Combined               5.69         6.76     7.56

         Weighted-average cost
            of:
           NOW and savings
              deposit            0.76         1.87     2.09
           Certificates of
              deposit            2.99         5.49     5.38
           Borrowings            5.52         5.56     5.85
           Combined              2.48         4.20     4.32
         Interest rate spread    3.21         2.56     3.24

        Asset and Liability Management

     The Banks, like other savings banks, are subject to interest rate risk to the degree that their interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as noninterest income.

     Historically, all of the Banks' real estate loans were made at fixed rates. More recently, the Banks have adopted an asset and liability management plan that calls for the origination of residential mortgage loans and other loans with adjustable interest rates, the origination of 15-year or less residential mortgage loans with fixed rates, and the maintenance of investments with short to medium terms.

     The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of thrift institutions. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Institutions that do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Under the regulation, institutions that must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk-based capital requirement if their interest rate exposure is greater than "normal". The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

     Presented below, as of September 30, 2003 and 2002, is an analysis performed by the OTS of Peoples' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 200 basis points and down 100 basis points. At September 30, 2003 and 2002, 2% of the present value of Peoples' assets were approximately $8.0 million and $8.0 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 100 basis point decrease) was $11.5 million at September 30, 2003 and $2.8 million at September 30, 2002. Peoples Federal would have been required to make a deduction from its total capital available to calculate its risk based capital requirement at September 30, 2003 if the OTS's regulation had been enacted. No reduction would have been required at September 30, 2002.

             Interest Rate Risk as of September 30, 2003

        Changes            Market Value            NPV
        in Rates  $ Amount  $ Change    % Change  Ratio   Change
        --------  -------- ------------ -------- ------   ------
          +300 bp   42,468    (11,450)     (21)%  11.30%  (224) bp
          +200 bp   48,414     (5,503)     (10)   12.57    (97)
          +100 bp   52,878     (1,039)      (2)   13.45    (10)
             0 bp   53,918         --       --    13.55     --
          -100 bp   54,222        305        1    13.48     (7)

             Interest Rate Risk as of September 30, 2002

       Changes            Market Value            NPV
       in Rates  $ Amount  $ Change    % Change  Ratio   Change
        --------  -------- ------------ -------- ------   ------
          +200 bp  48,233    (2,760)      (5)%    13.52% (37) bp
          +100 bp  55,814       266        0      14.06   18
             0 bp  55,548        --       --      13.88   --
          -100 bp  55,354      (194)       0      13.72  (17)



     The following, as of September 30, 2003 and 2002, is the same analysis performed by the OTS of First Savings' interest rate risk. At September 30, 2003 and 2002, 2% of the present value of First Savings' assets were approximately $2.5 million and $2.5 million. The interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $.6 million at September 30, 2003, and $.8 million at September 30, 2002. At September 30, 2003 and 2002, 2% of the present value of First Savings assets exceeded the 200 basis point decrease of $.6 million and $.8 million, therefore no reduction of capital would be required.


             Interest Rate Risk as of September 30, 2003

        Changes            Market Value            NPV
        in Rates  $ Amount  $ Change    % Change  Ratio   Change
        --------  -------- ------------ -------- ------   ------

          +300 bp  14,284      (643)      (4)%   12.02%   (3) bp
          +200 bp  14,904       (22)       0     12.34    29
          +100 bp  15,101       175        1     12.33    28
             0 bp  14,927        --       --     12.05    --
          -100 bp  14,404      (523)      (4)    11.51   (54)



             Interest Rate Risk as of September 30, 2002

        Changes            Market Value            NPV
        in Rates  $ Amount  $ Change    % Change  Ratio   Change
        --------  -------- ------------ -------- ------   ------
          +200 bp  15,344       753        5%    12.13%   81 bp
          +100 bp  15,451       860        6     12.06    74
             0 bp  14,591        --       --     11.32    --
          -100 bp  13,573    (1,054)      (7)    10.44   (88)

     In evaluating the Banks' exposure to interest rate risk, certain shortcomings, inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. As a result, the actual effect of changing interest rates may differ from that presented in the foregoing tables.

        Loans, Non-performing Assets and Summary of Loan Loss Experience

     The following table presents the composition of the loan portfolio at September 30, 2003 and September 30, 2002 (in thousands):

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations



                                         2003                  2002
                                  --------------------  ----------------------
            Type of Loan                      Percent                Percent
                                    Amount    of Total    Amount     of Total
                                  ---------- ---------  ---------- -----------
Residential
  Single family units              $299,173     82.1%    $313,908       79.9%
  2-4 family units                    1,797      0.5        2,554        0.6
  Over 4 family units                   612      0.2        3,473        0.9
Commercial real estate               23,308      6.4       20,366        5.2
Land acquisition and development      1,480      0.4        1,513        0.4
Consumer and other loans             37,147     10.2       49,756       12.7
Loans on deposits                       637      0.2        1,041        0.3
                                    -------    -----     --------    -------
                                    364,154    100.0%     392,611      100.0%
                                    -------    =====     --------    =======
Less:
  Undisbursed portion of loans        3,467                 3,821
  Deferred loan fees and discounts    1,623                 1,653
                                    -------              --------
                                      5,090                 5,474
                                    -------              --------
Total loans receivable              359,064               387,137
Allowance for losses on loans         2,111                 2,117
                                    -------              --------
Net loans                          $356,953              $385,020
                                    =======              ========

     Non-performing assets at September 30, 2003 and 2002 are as follows (in thousands):

                                          September 30
                                        ---------------
                                         2003      2002

       Non-accruing loans               $1,127     $800
       Loans contractually past due
          90 days or more other than
          nonaccruing                       90      106
       Real estate owned (REO)             854      489
       Restructured loans                1,912      728
                                        ------ ---------
                                        $3,983    $2,123
                                        ====== =========

     It is the Company's policy to carry REO at net realizable value. After repossession, appraised value is reduced for estimated repair and selling costs, and the net amount is the carrying value of the property. Any changes in estimated realizable value after the initial repossession, are charged to a specific loss reserve account for REO. The increase in non-accrual loans since September 30, 2002 is primarily from the 1 to 4 family portion of the loan portfolio, and management believes the increase has been appropriately considered in determining the adequacy of the allowance for loan losses at September 30, 2003. Management believes this increase is generally attributable to current economic conditions. The local economy in the areas in which the Company operates is somewhat dependent upon the automobile industry which has not fully recovered from the recession, and this has trickled down to several other aspects of the local economy. There have been no significant changes in potential problem loans since September 30, 2002. Net charge-offs for the years ended September 30, 2003 and 2002 were $543,635 and $125,249, respectively. Net charge-offs were above average this year due to the aforementioned economic conditions. This was combined with a large loss on one commercial loan to make up the net charge-off increase for this year.

     The allowances for loan and real estate owned losses represent amounts available to absorb losses inherent in the portfolio. Such allowances are based on management's continuing review of the portfolios, historical charge-offs, current economic conditions, and such other factors, which in management's
judgment  deserve  recognition  in  estimating  losses.  In  addition,   various
regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowances based on their judgment about the information available to them at the time of their examination. Provisions for losses are charged to earnings to bring the allowances to levels considered necessary by management. Losses are charged to the allowances when considered probable, or in the case of REO, at the time of repossession or when additional impairment is identified. Overall, the general composition of the loan portfolio has remained similar to the prior year with no significant shift of risk between components of the loan portfolio that would impact the calculation of the allowance for loan losses. Management believes that the allowances are adequate to absorb known and inherent losses in the portfolios. No assurance can be given, however, that economic conditions which may adversely affect the Company's markets or other circumstances will not result in future losses in the portfolios.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


           Interest Income

     Net interest income decreases during periods when the spread is narrowed between the Company's weighted-average rate at which new loans are originated and its weighted-average cost of liabilities. In addition, the Company's ability to originate and sell mortgage loans is affected by market factors such as interest rates, competition, consumer preferences, the supply of and demand for housing, and the availability of funds.
     The following table sets forth the weighted-average yields earned on the Company's assets and the weighted-average rate paid on deposits and borrowings.



                                                               At September 30
                        -------------------------------------------------------------------------------------
                                     2003                         2002                       2001
                        --------------------------- --------------------------- -----------------------------
                         Average    Interest          Average   Interest          Average   Interest
                        Outstanding  Earned/ Yield/ Outstanding  Earned/ Yield/ Outstanding  Earned/ Yield/
                         Balance      Paid    Rate    Balance     Paid    Rate   Balance      Paid    Rate
                        ----------- -------- ------ ----------- -------- ------ ---------- --------- -------
Interest-earnings assets
  Loans (1)              $372,071   $26,376   7.09%  $384,317   $30,268   7.88%  $390,812   $32,218   8.24%
  Securities(2)            72,112     2,661   3.69     51,022     2,334   4.57     27,777     2,067   7.44
  Other interest-earnings
    assets                 34,942       711   2.03     25,033       763   3.04     23,849     1,276   5.35
                          -------    ------           -------    ------           -------    ------
  Total interest-earning
    assets                479,125    29,748   6.21    460,372    33,365   7.25    442,438    35,561   8.03
                                     ------                      ------                      ------
  Allowance for loan
    losses                (2,114)                      (1,855)                     (1,709)
  Other assets            27,679                       28,327                      31,247
                          -------                    --------                     -------
  Total Assets           $504,690                    $486,844                    $471,976
                          =======                     =======                     =======
Interest-bearing
   liabilities:
  NOW and savings
    deposit              $160,789     1,377   0.86%  $153,733     2,445   1.59%  $133,020     3,586   2.70%
  Certificates of
    deposit               218,365     7,479   3.42    222,767    10,435   4.68    230,558    13,295   5.77
  Borrowings               61,392     3,291   5.36     49,457     2,824   5.71     46,478     2,881   6.20
                          -------    ------           -------    ------           -------    ------
  Total interest-bearing
    liabilities           440,546    12,147   2.76    425,957    15,704   3.69    410,056    19,762   4.82
                                     ------                      ------                      ------
  Other liabilities        1,600                        1,743                       4,556
Stockholders' equity      62,544                       59,144                      57,364
                         -------                      -------                     -------
Total liabilities
    and
   stockholders'
   equity                $504,690                    $486,844                     $471,976
                          =======                     =======                      =======

Net interest income/spread          $17,601   3.45              $17,661    3.56             $15,799     3.21
                                     ======                      ======                      ======
  Net yield on interest-earning
   assets                                     3.67                         3.83                         3.57


(1) Average balances include nonaccrual balances.

(2) Yield on investment securities is computed based on amortized cost.

     The Company has supplemented its interest income through purchases of investment securities when appropriate. Such investments include U. S. Government securities, including those issued and guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), and the Government National Mortgage Association ("GNMA"), and state and local obligations. This activity (a) generates positive interest rate spreads on large principal balances with minimal administrative expense; (b) lowers the credit risk of the Banks' loan portfolios as a result of the guarantees of full payment of principal and interest by FHLMC, FNMA, and GNMA;
(c) enables the Banks to use securities as collateral for financings in the capital markets; and (d) increases the liquidity of the Banks.


     In addition to changes in interest rates, changes in volume can have a significant effect on net interest income. The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Banks' interest income and expense for the periods indicated. For the purposes of this table, changes attributable to both rate and volume, which cannot be separated, have been allocated proportionately to the change due to volume and the change due to rate.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations




                                             Years Ended September 30
                       ---------------------------------------------------------
                              2003 vs 2002                        2002 vs 2001
                       ----------------------------  ---------------------------
                            Increase                    Increase
                           (Decrease)                  (Decrease)
                             Due to       Total          Due to        Total
                       ----------------  Increase   ----------------  Increase
                        Volume   Rate   (Decrease)   Volume   Rate   (Decrease)
                       ------- -------- ----------  ------- -------- ----------
Interest income
  from:
 Loans                  $(939) $(2,953) $(3,892)    $ (529) $(1,421)  $(1,950)
 Investment securities    525     (198)     327      1,273   (1,006)       267
 Other interest-earning
   assets                  71     (123)     (52)        61     (574)      (513)
                       ------- -------- --------    ------- --------  ---------
 Total interest
   income                (343)  (3,274)  (3,617)       805   (3,001)    (2,196)
                       ------- -------- --------    ------- --------   --------
Interest expense
  from:
 NOW and savings
   deposit                118   (1,186)  (1,068)       495   (1,636)    (1,141)
 Certificates
   of deposit            (202)  (2,754)  (2,956)      (436)  (2,424)    (2,860)
 Borrowings               626     (159)     467        178     (235)       (57)
                       ------- -------- --------    ------- --------   --------
 Total interest
   expense                542   (4,099)  (3,557)       237   (4,295)    (4,058)
                       ------- -------- --------    ------- --------   --------
Net interest income
    (expense)           $(885) $   825  $   (60)    $  568  $ 1,294    $ 1,862
                       ======= ======== ========    ======= ========   ========


        Operating Expense

     While operating expenses have increased, the increases have been due in large part to the expansion of the Company's operations. The increases are service related and consist of occupancy and equipment expense for remodeling of branches, and conversion of First Savings to the same service bureau used by Peoples. Operating expenses, as a percentage of the Company's total assets were 2.19%, 2.10%, and 2.02% for fiscal years ended September 30, 2003, 2002, and 2001, respectively.

     The Company continuously seeks to reduce operating expenses. In this regard, the budget committee of the Board of Directors monitors the Company's current operating budget on at least a quarterly basis to ascertain that expense levels remain within projected ranges and to establish competitive, as opposed to aggressive, rates for the Company's various deposit accounts. The Company's efforts to contain operating expense also include underwriting policies that attempt to reduce potential losses and conservative expansion of personnel.

        Liquidity and Capital Resources

     The standard measure of liquidity for savings banks is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings and borrowings due within one year. Liquid assets consist of cash and eligible investments, which include certain United States Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, federal funds, and bankers' acceptances. At September 30, 2003, Peoples had liquid assets of $86,103,641. This represents a ratio of liquid assets to total assets of 22.77%. First Savings had liquid assets of $29,397,545 or a ratio of 24.58%.

     The primary internal sources of funds for operations are principal and interest payments on loans and new deposits. In addition, if greater liquidity is required, the Banks can borrow from the FHLB. Under existing board resolutions, First Savings may borrow an additional $9.5 million, and Peoples may borrow an additional $5.4 million. If borrowing in excess of these amounts is ever needed, Board resolution could increase the available credit amounts significantly. Both Banks operate under blanket collateral agreements with FHLB, whereby their single family loans act as collateral for the borrowings. No other assets are pledged to FHLB to secure these advances. In the opinion of management, the Banks' liquid assets are adequate to meet outstanding loan commitments and other obligations.

     During the year ended September 30, 2003, cash and cash equivalents decreased $0.4 million, investment securities increased $25.6 million, and net loans (excluding loans held for sale) decreased $28.1 million. Deposits increased $0.2 million and borrowings from the Federal Home Loan Bank decreased $5.0 million. Operations provided $7.1 million.

     During the year ended September 30, 2002 cash and cash equivalents increased $17.1 million, investment securities increased $26.2 million, and net loans decreased $18.3 million. Deposits increased $11.5 million and Federal Home Loan Bank advances increased $14.0 million. Operations provided $5.0 million.

     Results of  Operations,  Fiscal Year Ended  September  30, 2003 Compared to
          Fiscal Year Ended September 30, 2002

     The Company's net interest income decreased $60,229 to $17,600,877 for the fiscal year ended September 30, 2003. Interest earned on loans and investments and interest paid on deposits both fell during the year. Loan volume, however, decreased significantly, while deposit volume remained relatively stable causing interest income to decrease more that interest expense. Interest on long-term debt increased to $3,224,134 due to higher volumes of FHLB advances.

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


     Provision for loan losses increased $189,319 to $537,181 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

     Other income increased $507,780 to $2,713,522 due to the high volume of loan sales generating additional income. The low interest rate environment encouraged large amounts of mortgage loan refinancing. As the rates have increased slightly over the last few months, this trend has slowed substantially. This may have a negative impact on earnings in the future. However, the merger of the trust departments of Peoples Federal and First Federal of Huntington, Indiana should increase fiduciary fees to partially offset any decrease in loan sales income. The merger with First Federal, which still needs final regulatory approval, will increase total trust assets by approximately 50 percent. Income, however, will not increase in the same proportion, due to the revenue sharing agreement entered into in the merger in lieu of a cash payment for the assets.

     Total non-interest expense was $11,032,427 for the year ended September 30, 2003. Salaries and benefits increased $220,790 to $6,055,120 due to normal salary increases for employees. Occupancy and equipment expense increased $89,433 due to the conversion of First Savings to the Bisys service bureau. Data processing expense decreased $117,193 due partially to this conversion.

     The effective tax rate for the Company for the years ended September 30, 2003 and 2002 was 34.3% and 39.0%, respectively. Effective tax rates can be affected by the mix of taxable versus tax-exempt interest income, the level of non-deductible expenses for the year, and the timing of the deductibility of certain items. Please see note 12 on pages 27 and 28 for a breakdown of these differences.

     Results of  Operations,  Fiscal Year Ended  September  30, 2002 Compared to
          Fiscal Year Ended September 30, 2001

     The Company's net interest income increased $1,861,820 to $17,661,106 for the fiscal year ended September 30, 2002. This increase was due to deposit and borrowing rates dropping more rapidly than loan rates. Even though loan volumes and rates decreased, net interest income increased since interest paid on deposits decreased more than interest earned on loans and investments. Interest on long-term debt decreased to $2,755,411 due to lower rates paid on FHLB advances.

     Provision for loan losses decreased $6,074 to $347,862 reflecting adjustments due to management's continuing review of its loan portfolio. Management's review of its loan portfolio is based on historical information, concentrations, delinquency trends, experience of lending personnel, review of specific loans, and general economic conditions.

     Other income increased $400,793 to $2,205,742 due to higher volumes of deposits and loan sales generating additional fee income. The Company typically sells long-term fixed rate mortgage loans. Loan sales for the year ended 2002 totaled $22.8 million compared to $7.7 million in 2001. The resulting gain recognized on these sales increased to $342,000 compared to $123,000 in 2001. The primary reason for this increase was due to the declining interest rates which led to increased refinancing activity. Fiduciary fees increased $10,728 to $251,018 due to an increase in the fees charged.

     Total non-interest expense was $10,656,380 for the year ended September 30, 2002. Salaries and benefits increased $851,866 to $5,834,330 due to the addition of a ninth branch of Peoples Federal as well as the discontinuation of the ESOP plan at First Savings. Equipment and data processing expense increased $162,281 due to the additional branch as well as upgrades to existing systems.

     The effective tax rate for the Company for the years ended September 30, 2002 and 2001 was 39.0%, 38.0%, respectively.

        Impact of Inflation and Changing Prices

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars or fair value without considering changes in the relative purchasing power of money over time due to inflation.

     Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Banks' assets and liabilities are critical to the maintenance of acceptable performance levels.

        Impact of New Accounting Standards

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. The Company has determined that it has no such instruments.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement clarifies reporting of contracts as either derivatives or hybrid instruments. The Company has determined that it has no such instruments.


     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 provides guidance with respect to variable interest entities and when the assets, liabilities, noncontrolling interest, and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. A variable interest entity exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics are the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, and the right to receive the expected residual returns of the entity if they occur. FIN No. 46 was effective immediately for new entities that were created or acquired after January 31, 2003, and became effective on July 1, 2003 for entities in which The Company had a variable interest prior to February 1, 2003. The Company adopted FIN No. 46 on a prospective basis and, accordingly, will not restate prior periods. The effect of the adoption did not have a material impact on the results of operations, financial position or cash flows of The Company.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects The Company applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for The Company's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and net income per share would have been adjusted reflect the additional compensation expense.

     In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN 45 instruments of the Bank are standby letters of credit. The Company has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.

                    STATEMENT OF MANAGEMENT'S RESPONSIBILITY


     The management of Peoples Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and therefore, include estimates based on managements' judgment and estimates.

     Management maintains a system of internal controls to meet its responsibility for reliable financial information and the protection of assets. This system includes proper segregation of duties, the establishment of appropriate policies and procedures, and careful selection, training and supervision of qualified personnel. In addition, both independent auditors and management periodically review the system of internal controls and report their findings to the Audit Committee of the Board of Directors.

     The Committee is composed of non-management directors and meets periodically with the independent auditors and management to review their respective activities and responsibilities. Each has free and separate access to the Committee to discuss accounting, financial reporting, internal control and audit matters.

     Management recognized that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. However, management believes that the Company's system of internal controls provides reasonable assurance that financial information is reliable and that assets and customer deposits are protected.


/s/Roger J. Wertenberger   Maurice F. Winkler III             Deborah K. Stanger
Chairman of the Board      President and Chief Executive      Chief Financial
                              Officer                            Officer

                         Independent Accountants' Report


To the Stockholders and
Board of Directors
Peoples Bancorp
Auburn, Indiana


We have audited the accompanying consolidated balance sheets of Peoples Bancorp as of September 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 10, the Company changed its method of accounting for goodwill in 2002.



BKD, LLP

Indianapolis, Indiana
November 4, 2003

                                 Peoples Bancorp
                           Consolidated Balance Sheets
                           September 30, 2003 and 2002


Assets

                                                                       2003           2002
                                                                   ------------------------------
Cash and due from banks                                            $  8,467,367   $  8,402,527
Interest-bearing deposits                                            26,694,454     27,175,394
                                                                   ------------   ------------
           Total cash and cash equivalents                           35,161,821     35,577,921
Interest-bearing time deposits                                        3,270,106      3,820,047
Investment securities
    Available for sale                                               85,504,604     54,896,043
    Held to maturity (fair value of $2,218,264 and $7,256,626)        2,116,827      7,142,556
                                                                   ------------   ------------
           Total investment securities                               87,621,431     62,038,599
Loans, net of allowance for loan losses of $2,110,946 and
   $2,117,400                                                       356,953,361    385,019,764
Mortgage loans held for sale                                                 --      1,298,750
Premises and equipment                                                6,322,532      6,120,007
Federal Home Loan Bank of Indianapolis stock, at cost                 4,518,700      4,405,000
Core deposit intangible                                                 608,822        746,668
Goodwill                                                              2,330,198      2,330,198
Other assets                                                          6,133,035      5,103,301
                                                                   ------------   ------------

           Total assets                                            $502,920,006   $506,460,255
                                                                   ============   ============
Liabilities

NOW and savings deposits                                           $163,510,816   $157,508,695
Certificates of deposit                                             216,605,068    222,427,776
                                                                   ------------   ------------
           Total deposits                                           380,115,884    379,936,471
Short-term borrowings                                                 2,649,653      3,192,774
Federal Home Loan Bank advances                                      54,100,000     59,100,000
Other liabilities                                                     2,129,615      3,384,813
                                                                   ------------   ------------
           Total liabilities                                        438,995,152    445,614,058
                                                                   ------------   ------------
Commitments and Contingencies

Stockholders' Equity

Preferred stock, $1 par value
    Authorized and unissued - 5,000,000 shares
Common stock, $1 par value
    Authorized - 7,000,000 shares
    Issued and outstanding - 3,421,895 and 3,447,186 shares           3,421,895      3,447,186
Additional paid-in capital                                            7,370,513      7,860,745
Retained earnings                                                    53,302,385     49,785,154
Unearned RRP                                                             (1,522)       (19,790)
Accumulated other comprehensive loss                                   (168,417)      (227,098)
                                                                   ------------   ------------
           Total stockholders' equity                                63,924,854     60,846,197
                                                                   ------------   ------------

           Total liabilities and stockholders' equity              $502,920,006   $506,460,255
                                                                   ============   ============

See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                        Consolidated Statements of Income
                  Years Ended September 30, 2003, 2002 and 2001


                                                   2003         2002         2001
                                                -------------------------------------
Interest Income
    Loans                                       $26,375,695  $30,267,454  $32,217,940
    Investment securities                         2,661,226    2,334,440    2,066,628
    Other interest and dividend income              711,375      763,306    1,276,105
                                                ----------- ------------  -----------
                                                 29,748,296   33,365,200   35,560,673
                                                ----------- ------------  -----------
Interest Expense
    Deposits
       NOW and savings deposits                   1,376,917    2,444,507    3,585,642
       Certificates of deposit                    7,479,489   10,435,126   13,294,834
    Short-term borrowings                            66,879       69,050       59,956
    Long-term debt                                3,224,134    2,755,411    2,820,955
                                                ----------- ------------  -----------
                                                 12,147,419   15,704,094   19,761,387
                                                ----------- ------------  -----------

Net Interest Income                              17,600,877   17,661,106   15,799,286
    Provision for loan losses                       537,181      347,862      353,936
                                                ----------- ------------  -----------
Net Interest Income After Provision for Loan
   Losses                                        17,063,696   17,313,244   15,445,350
                                                ----------- ------------  -----------

Other Income
    Fiduciary activities                            256,563      251,018      240,290
    Fees and service charges                      1,124,040    1,175,862    1,154,491
    Net realized gains on sales of
      available-for-sale securities                  32,025       62,931       27,545
    Gain on sale of loans                           889,547      539,554      189,437
    Other income                                    411,347      176,377      193,186
                                                ----------- ------------  -----------
           Total other income                     2,713,522    2,205,742    1,804,949
                                                ----------- ------------  -----------

Other Expenses
    Salaries and employee benefits                6,055,120    5,834,330    4,982,464
    Net occupancy expense                           839,491      804,418      888,227
    Equipment expense                               857,026      802,666      737,682
    Data processing expense                         716,655      833,848      736,551
    Deposit insurance expense                        62,002       66,208       68,246
    Other expenses                                2,502,133    2,314,910    2,275,909
                                                ----------- ------------  -----------
           Total other expenses                  11,032,427   10,656,380    9,689,079
                                                ----------- ------------  -----------

Income Before Income Tax                          8,744,791    8,862,606    7,561,220
    Income tax expense                            2,995,486    3,457,625    2,873,175
                                                ----------- ------------  -----------

Net Income                                      $ 5,749,305  $ 5,404,981  $ 4,688,045
                                                =========== ============  ===========

Basic Earnings per Share                        $      1.67 $      1.56   $      1.33

Diluted Earnings per Share                             1.66         1.56         1.32

Weighted-Average Shares Outstanding - Basic       3,435,112    3,456,324    3,533,723

Weighted-Average Shares Outstanding - Diluted     3,462,758    3,473,559    3,547,193


See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                 Consolidated Statements of Stockholders' Equity
                  Years Ended September 30, 2003, 2002 and 2001


                                                                                                   Unearned   Accumulated
                                                    Additional                                     Recognition   Other
                                 Common Stock        Paid-in    Comprehensive  Retained   Unearned     and     Comprehensive
                              Outstanding  Amount    Capital        Income     Earnings     ESOP   Retention      Loss        Total
                                                                                           Shares     Plan
                              ------------------------------------------------------------------------------------------------------
Balances October 1, 2000       3,662,64  $3,662,641 $10,596,61            $43,815,516  $(351,494)  $(90,706)$(333,027)  $57,299,548
  Comprehensive income
     Net income                                                $4,688,045   4,688,045                                     4,688,045
     Other comprehensive
        income, net of tax
         Unrealized gains on
         securities, net of
         reclassification
         adjustment                                               203,344                                       203,344     203,344
                                                               ----------
  Comprehensive income                                         $4,891,389
                                                               ==========
  Cash dividends ($0.57 per
    share)                                                                   (2,002,854)                                  2,002,854)
  ESOP shares earned                                    52,492                           70,044                             122,536
  RRP shares earned                                      5,162                                       49,987                  55,149
  Repurchase of common stock   (156,293)   (156,293) 2,155,924)                                                          (2,312,217)
                             ----------    --------  ---------             ----------- --------- ----------- ----------   ----------
Balances September 30, 2001   3,506,348   3,506,348   8,498,348              46,500,707 (281,450)   (40,719)  (129,683)  58,053,551
  Comprehensive income
     Net income                                                $5,404,981     5,404,981                                   5,404,981
     Other comprehensive
        income, net of tax
         Unrealized losses on
         securities, net of
         reclassification
         adjustment                                               (97,415)                                      (97,415)    (97,415)
                                                                ----------
  Comprehensive income                                         $5,307,566
                                                                ==========
  Cash dividends ($0.61 per
    share)                                                                   (2,120,534)                                 (2,120,534)
  ESOP shares earned                                    48,777                                                               48,777
  Termination of ESOP           (18,456)    (18,456)   (34,534)                         281,450                             228,460
  RRP shares earned                                                                                  20,929                  20,929
  Repurchase of common stock    (40,706)    (40,706)  (651,846)                                                            (692,552)
                              ---------    --------- ----------             ----------- ---------- ----------- ---------    --------
Balances September 30, 2002   3,447,186   3,447,186  7,860,745              49,785,154        0     (19,790)  (227,098)   60,846,197
  Comprehensive income
     Net income                                                $5,749,305     5,749,305                                   5,749,305
     Other comprehensive
        income, net of tax
         Unrealized gains on
         securities, net of
         reclassification
         adjustment                                                58,681                                       58,681       58,681
                                                               -----------
  Comprehensive income                                         $5,807,986
                                                               ===========
  Cash dividends ($.65 per
    share)                                                                   (2,232,074)                                 (2,232,074)
  RRP shares earned                                                                                  18,268                  18,268
  Repurchase of common stock    (25,291)    (25,291)  490,232)                                                             (515,523)
                             ----------    -------- ----------             ------------ ---------  ----------- --------    ---------
Balances September 30, 2003   3,421,895  $3,421,895 $7,370,513             $53,302,385   $    0    $ (1,522) $(168,417) $63,924,854
                             =========    ========= ==========             ===========  =========  ========== =========  ===========

See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                      Consolidated Statements of Cash Flows
                  Years Ended September 30, 2003, 2002 and 2001



                                                             2003          2002           2001
                                                           -------------------------------------------
Operating Activities
    Net income                                             $ 5,749,305   $ 5,404,981   $ 4,688,045
    Items not requiring (providing) cash
       Provision for loan losses                               537,181       347,862       353,936
       Depreciation and amortization                           831,897       778,898       746,667
       Investment securities amortization (accretion), net     800,769       175,692        (1,633)
       Loans originated for sale                           (35,283,710)  (23,389,439)   (7,540,370)
       Proceeds from sale of loans held for sale            37,157,478    22,765,618     7,663,495
       Gain on sale of loans                                  (889,547)     (539,554)     (189,437)
       Amortization of deferred loan fees                     (758,718)     (679,971)     (557,417)
       Gain  on sale of investment securities                  (32,025)      (62,931)      (27,545)
       Gain on sale of premises and equipment                      --        (17,318)          --
       ESOP shares earned                                          --        208,036       122,536
       RRP compensation expense                                 18,268        20,929        55,149
    Change in
       Deferred income tax                                       6,909      (108,526)     (197,276)
       Interest receivable                                     102,643       (10,542)     (298,358)
       Interest payable                                        (67,188)     (121,904)     (141,267)
    Other adjustments                                       (1,111,851)      169,591     2,194,333
                                                           -----------  ------------  ------------
           Net cash provided by operating activities         7,061,411     4,941,422     6,870,858
                                                           -----------  ------------  ------------
Investing Activities
    Net change in interest-bearing deposits                    549,941      (364,249)     (291,858)
    Purchases of securities available for sale             (73,599,501)  (42,562,911)  (23,120,198)
    Purchases of securities held to maturity                (1,374,930)   (3,891,807)   (1,690,190)
    Proceeds from maturities and paydowns of securities
      held to maturity                                       6,301,518     3,051,158     5,742,348
    Proceeds from maturities and paydowns of securities
      available for sale                                    40,870,498    12,576,525     6,601,606
    Proceeds from sale of security available for sale        1,587,115     4,370,107     5,426,805
    Net change in loans                                     27,028,594    18,607,047   (12,989,127)
    Purchases of premises and equipment                     (1,034,422)   (1,145,057)     (373,960)
    Proceeds from sales of premises and equipment                  --         40,565           --
    Purchases of Federal Home Loan Bank of Indianapolis
      stock                                                        --        (13,500)     (157,100)
    Other investing activities                                 274,811            --           --
                                                           -----------  ------------  -----------
           Net cash provided by (used in) investing
              activities                                       603,624    (9,332,122)  (20,851,674)
                                                           -----------  ------------  ------------
Financing Activities
    Net change in
       NOW and savings deposits                              6,002,121    15,962,631     9,860,069
       Certificates of deposit                              (5,822,708)   (4,505,749)    5,763,805
       Short-term borrowings                                  (543,121)   (1,190,949)    4,383,723
    Proceeds from Federal Home Loan Bank advances            3,000,000    17,000,000    11,150,000
    Repayment of Federal Home Loan Bank advances            (8,000,000)   (2,992,965)  (13,239,428)
    Cash dividends                                          (2,201,904)   (2,094,402)   (1,989,336)
    Repurchase of common stock                                (515,523)     (692,552)   (2,312,217)
                                                           -----------  ------------  ------------
           Net cash provided by (used in) financing
              activities                                    (8,081,135)   21,486,014    13,616,616
                                                           -----------  ------------  ------------
Net Change in Cash and Cash Equivalents                       (416,100)   17,095,314      (364,200)
Cash and Cash Equivalents, Beginning of Year                35,577,921    18,482,607    18,846,807
                                                           -----------  ------------  ------------
Cash and Cash Equivalents, End of Year                     $35,161,821   $35,577,921   $18,482,607
                                                           ===========  ============  ============
Additional Cash Flows and Supplementary Information:
    Interest paid                                          $12,214,607   $15,826,808   $19,902,654
    Income tax paid                                          3,552,078     2,997,665     2,606,069


See Notes to Consolidated Financial Statements

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements


Note 1:  Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Peoples Bancorp (Company), its wholly owned subsidiaries, Peoples Federal Savings Bank of DeKalb County (Peoples), First Savings Bank (First Savings) (collectively, the Banks), Peoples' wholly owned subsidiary, Peoples Financial Services, Inc. (Peoples Financial) and First Savings' wholly owned subsidiary, Alpha Financial, Inc. (Alpha) conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is a thrift holding company whose principal activity is the ownership and management of the Banks. The Banks operate under federal thrift charters and provide full banking services, including trust services. As federally-chartered thrifts, the Banks are subject to the regulation of the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation.

     The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in north central and north eastern Indiana and south central Michigan. The Company's loans are generally secured by specific items of collateral including real property and consumer assets.

     Consolidation - The consolidated financial statements include the accounts of the Company, the Banks, Alpha and Peoples Financial after elimination of all material intercompany transactions.

     Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in accumulated other comprehensive income. The Company holds no securities for trading.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements




     Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

     Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan if collateral dependent.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2003, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

     Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using accelerated and straight-line methods based principally on the estimated useful lives of the assets which range from five years to thirty-nine years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

     Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     Core deposit intangible is being amortized on an accelerated method over eight years until such time that straight-line amortization exceeds the accelerated method, and is periodically evaluated as to the recoverability of its carrying value.

     Investments in limited partnerships are included in other assets. The Company utilizes the equity method of accounting for these investments. At September 30, 2003 and 2002, these investments totaled $400,000 and $476,000.

     Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

     Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 18. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and, accordingly, recognizes no compensation expense for the stock option grants as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                 2003        2002       2001
                                              ----------------------------------

Net income, as reported                       $5,749,305  $5,404,981  $4,688,045
Less:  Total stock-based employee compensation
   cost determined under the fair value based
   method, net of income taxes                    64,362      77,874     217,009
                                              ----------  ----------  ----------

Pro forma net income                          $5,684,943  $5,327,107  $4,471,036
                                              ==========  ==========  ==========

Earnings per share:
    Basic - as reported                       $     1.67  $     1.56  $     1.33
    Basic - pro forma                               1.65        1.54        1.27
    Diluted - as reported                           1.66        1.56        1.32
    Diluted - pro forma                             1.64        1.53        1.26


     Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares have been excluded from the computation of average common shares outstanding.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     Reclassifications of certain amounts in the 2002 and 2001 financial statements have been made to conform with the current year presentation.



Note 2:  Restriction on Cash

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserves required at September 30, 2003, totaled $2,617,000.

Note 3:  Investment Securities

                                                     2003
                                              Gross        Gross
                                Amortized    Unrealized   Unrealized     Fair
                                   Cost        Gains       Losses        Value
                                ------------------------------------------------
Available for sale
    Federal agencies            $60,813,138  $620,111  $   80,846   $61,352,403
    State and municipal
      obligations                 6,508,524    91,010      95,555     6,503,979
    Mortgage-backed securities   13,989,719   134,810     171,512    13,953,017
    Marketable equity securities  4,453,187        --     757,982     3,695,205
                                -----------  --------  ----------   -----------
       Total available for sale  85,764,568   845,931   1,105,895    85,504,604
Held to maturity
    Mortgage-backed securities    2,116,827   103,527       2,090     2,218,264
                                -----------  --------  ----------   -----------

       Total investment
          securities            $87,881,395  $949,458  $1,107,985   $87,722,868
                                ===========  ========  ==========   ===========


                                                     2002
                                              Gross        Gross
                                Amortized    Unrealize    Unrealized     Fair
                                   Cost        Gains       Losses        Value
                                ------------------------------------------------

Available for sale
    Federal agencies            $36,195,150  $520,725  $    2,787   $36,713,088
    State and municipal
      obligations                 1,305,771    67,117          --     1,372,888
    Mortgage-backed securities   13,338,173   238,305      71,953    13,504,525
    Marketable equity securities  4,453,187        --   1,147,645     3,305,542
                                -----------  --------  ----------   -----------
       Total available for sale  55,292,281   826,147   1,222,385    54,896,043
                                -----------  --------  ----------   -----------

Held to maturity
    State and municipal
      obligations                   295,000     1,625          --       296,625
    Mortgage-backed securities    6,847,556   129,254      16,809     6,960,001
                                -----------  --------  ----------   -----------
       Total held to maturity     7,142,556   130,879      16,809     7,256,626
                                -----------  --------  ----------   -----------

       Total investment
          securities            $62,434,837  $957,026  $1,239,194   $62,152,669
                                ===========  ========  ==========   ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     The amortized cost and fair value of securities held to maturity and available for sale at September 30, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      2003
                                  Available for Sale        Held to Maturity
Maturity Distributions          Amortized       Fair       Amortized      Fair
at September 30                   Cost         Value         Cost        Value
------------------------------------------------------------------------------
 Within one year               $   356,554  $   364,544  $       -- $       --
 One to five years              45,810,634   46,373,085          --         --
 Five to ten years              18,872,209   18,925,048          --         --
 After ten years                 2,282,265    2,193,705          --         --
                               -----------  -----------  ---------- ----------
                                67,321,662   67,856,382          --         --
 Mortgage-backed securities     13,989,719   13,953,017   2,116,827  2,218,264
 Marketable equity securities    4,453,187    3,695,205          --         --
                               -----------  -----------  ---------- ----------
                               $85,764,568  $85,504,604  $2,116,827 $2,218,264
                               ===========  ===========  ========== ==========


     Securities with a carrying value of $12,642,000 and $5,050,000 were pledged at September 30, 2003 and 2002 to secure repurchase agreements.

     Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $1,587,000, $4,370,000 and $5,427,000, respectively. Gross gains of $32,000, $63,000 and $70,000 were realized on those sales during 2003, 2002 and 2001, respectively. Gross losses of $42,000 were realized on those sales during 2001. The income tax expense on the security gains/losses for the years ended September 30, 2003, 2002 and 2001 were $13,000, $25,000 and $(11,000), respectively.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 4:  Loans and Allowance
                                                           2003       2002
                                                      -------------------------
Commercial, and commercial mortgage loans             $ 29,972,078 $ 35,322,773
Real estate loans                                      296,936,245  319,420,742
Construction loans                                       6,126,007    7,411,805
Individuals' loans for household and other personal
   expenditures                                         31,119,696   30,455,619
                                                      ------------ ------------
                                                       364,154,026  392,610,939
                                                      ------------ ------------
Less:
    Undisbursed portion of loans                         3,466,536    3,821,346
    Deferred loan fees and discounts                     1,623,183    1,652,429
    Allowance for loan losses                            2,110,946    2,117,400
                                                      ------------ ------------
                                                         7,200,665    7,591,175
                                                      ------------ ------------

       Total loans                                    $356,953,361 $385,019,764
                                                      ============ ============


                                    2003          2002          2001
                                 -------------------------------------
Allowance for loan losses
    Balances, October 1          $2,117,400    $1,894,787   $1,649,948
    Provision for losses            537,181       347,862      353,936
    Recoveries on loans              15,005        28,500       34,240
    Loans charged off              (558,640)     (153,749)    (143,337)
                                 ----------    ----------   ----------
    Balances, September 30       $2,110,946    $2,117,400   $1,894,787
                                 ==========    ==========   ==========


     There were no impaired loans at September 30, 2003. Impaired loans totaled $2,118,000 at September 30, 2002 with a recorded allowance for loan losses of $110,000.

     Interest of $35,000, $276,000 and $112,000 was recognized on the average impaired loan balances of $1,756,000, $4,504,000 and $1,201,000 during 2003, 2002 and 2001. Interest of $7,000, $288,000 and $112,000 was
     recognized on a cash basis during 2003, 2002 and 2001.

     At September 30, 2003 and 2002, accruing loans delinquent 90 days or more totaled $90,000 and $106,000, respectively. Nonaccruing loans at September 30, 2003 and 2002 were $1,127,000 and $801,000, respectively.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements


Note 5:  Premises and Equipment

                                          2003                 2002
                                     --------------------------------
Land                                    $1,335,338       $1,185,379
Buildings                                8,537,301        8,217,225
Equipment                                5,191,610        4,647,414
                                     -------------     ------------
       Total cost                       15,064,249       14,050,018
Accumulated depreciation                (8,741,717)      (7,930,011)
                                     -------------     -------------
       Net                              $6,322,532       $6,120,007
                                     ==============    =============


     Depreciation and amortization expense for 2003, 2002 and 2001 was $832,000, $779,000 and $747,000, respectively.

Note 6:  Deposits
                                                        2003         2002
                                                   -------------------------

Demand deposits                                    $109,206,539 $106,451,343
Savings deposits                                     54,304,277   51,057,351
Certificates and other time deposits of
  $100,000 or more                                   36,343,484   35,895,755
Other certificates and time deposits                180,261,584  186,532,022
                                                   ------------ ------------

                                                   $380,115,884 $379,936,471
                                                   ============ ============


     Certificates and other time deposits maturing in years ending September 30:

           2004                     $100,646,432
           2005                       63,951,814
           2006                       20,989,076
           2007                       20,628,071
           2008                       10,389,675
                                    ------------
                                    $216,605,068
                                    ============

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 7:  Short-Term Borrowings

     Short-term borrowings at September 30, 2003 and 2002 consist of securities sold under agreements to repurchase totaling $2,650,000 and $3,193,000. The obligations were secured by investment securities and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 2003 and 2002 totaled $7,136,000 and $5,131,000 and the average of such agreements for the years ended September 30, 2003 and 2002 totaled $4,294,000 and $2,885,000, respectively.



Note 8:  Federal Home Loan Bank Advances

     Federal Home Loan Bank advances at September 30, 2003 and 2002 totaled $54,100,000 and $59,100,000 and were at various rates ranging from 3.68 to 7.21% maturing at various dates through March 2013. The Federal Home Loan Bank advances are secured by first mortgage loans totaling $280,334,000. Advances are subject to restrictions or penalties in the event of prepayment.

                                                                 Weighted-
Maturities in years ending September 30        Amount           Average Rate
----------------------------------------------------------------------------

2004                                        $ 4,000,000              5.68%
2005                                          5,000,000              6.36
2006                                          1,150,000              6.16
2007                                          8,250,000              5.22
2008                                          6,000,000              5.57
Thereafter                                   29,700,000              5.42
                                            -----------
                                            $54,100,000              5.53%
                                            ===========


     Amounts advanced totaling $15,500,000 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate five years after the date of the advance. The adjustable rate would be for the remaining term at the predetermined rate of three-month LIBOR or three-month LIBOR plus .0002 (.02 basis points), varying by advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Bank's option, at par without a penalty fee.

     At September 30, 2003 and 2002, the Bank had a $1,000,000 overdraft line of credit agreement with the Federal Home Loan Bank. The Bank had not borrowed against this line of credit at September 30, 2003 or 2002. The line of credit expires March 2004.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 9:  Loan Servicing

     Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others totaled $51,385,000 and $36,707,000 at September 30, 2003 and 2002. The
     amount of mortgage servicing rights capitalized is immaterial to the financial statements.



Note 10: Goodwill

     During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standard No. 142. Had the new method been applied retroactively, the previously reported 2001 net income would have increased by $135,000.



Note 11: Core Deposit Intangible

     The carrying basis and accumulated amortization of recognized core deposit intangibles at September 30, 2003 and 2002, were:

                                                        2003        2002
                                                    -----------------------

  Gross carrying amount                             $1,154,000  $1,154,000
  Accumulated amortization                            (545,178)   (407,332)
                                                    -----------  ----------

                                                    $  608,822  $  746,668
                                                    =========== ===========

     Amortization expense for the years ended September 30, 2003, 2002 and 2001 was $138,000, $138,000 and $164,000, respectively. Estimated amortization expense for each of the following five years is:

           2004                    $138,000
           2005                     138,000
           2006                     138,000
           2007                     138,000
           2008                      57,000

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 12: Income Tax

                                                2003       2002         2001
                                            ------------------------------------

Income tax expense
    Currently payable
       Federal                              $2,655,707   $2,918,857  $2,509,065
       State                                   332,870      647,294     561,386
    Deferred
       Federal                                 (55,482)    (132,507)   (207,790)
       State                                    62,391       23,981      10,514
                                            -----------  ----------- -----------

          Total income tax expense          $2,995,486   $3,457,625  $2,873,175
                                            ===========  =========== ===========

Reconciliation of federal statutory to
   actual tax expense
    Federal statutory income tax at 34%     $2,973,229   $3,013,286  $2,570,813
    Tax exempt interest                        (48,554)     (31,550)    (70,217)
    Nondeductible expenses                      12,149        9,224      54,137
    Effect of state income taxes               260,872      443,042     377,454
    Effect of low income housing credits      (141,348)    (152,845)   (150,070)
    Change in valuation allowance             (152,958)     297,386     145,877
    Other                                       92,096     (120,918)    (54,819)
                                             ----------  ----------- -----------
         Actual tax expense                 $2,995,486   $3,457,625  $2,873,175
                                            ===========  =========== ===========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



        A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                             2003         2002
                                                        -----------------------
Assets
  Allowance for loan losses                             $  814,671  $  877,605
  Loan fees                                                436,807     408,268
  Net unrealized losses on securities available for sale   108,103     173,668
  Other                                                    156,441     150,270
                                                        -----------  ----------
     Total assets                                        1,516,022   1,609,811
                                                        -----------  ----------

Liabilities
  Depreciation                                             156,696     134,366
  State income tax                                          56,860      63,443
  Other                                                    340,630     253,248
  Tax bad debt reserves in excess of base year             166,711     336,157
  FHLB of Indianapolis stock dividend                      124,869      79,868
                                                        -----------  ----------
     Total liabilities                                     845,766     867,082
                                                        -----------  ----------
     Subtotal                                              670,256     742,729
                                                        -----------  ----------
Valuation Allowance
  Beginning balance                                       (443,263)   (145,877)
  Decrease (increase) during the year                      152,958    (297,386)
                                                         ----------  ----------
  Ending balance                                          (290,305)   (443,263)
                                                        -----------  ----------
                                                        $  379,951  $  299,466
                                                        ===========  ==========


     The valuation allowance at September 30, 2003 and 2002 is a result of the unrealized losses on equity securities.

     Retained earnings at September 30, 2003 include approximately $8,102,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $2,755,000 at September 30, 2003.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 13: Other Comprehensive Income

                                                              2003
                                                Before-Tax     Tax    Net-of-Tax
                                                  Amount     Expense    Amount
                                                -------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during the
      year                                       $129,195    $51,174   $78,021
    Less: reclassification adjustment for gains
      realized in net income                       32,025     12,685    19,340
                                                 --------    -------   -------
    Net unrealized gains                         $ 97,170    $38,489   $58,681
                                                 ========    =======   =======


                                                              2002
                                                               Tax
                                                Before-Tax   Expense  Net-of-Tax
                                                  Amount    (Benefit)   Amount
                                                 ------------------------------
Unrealized losses on securities
    Unrealized holding losses arising during the
      year                                      $ (98,379)  $(38,968) $(59,411)
    Less: reclassification adjustment for gains
      realized in net income                       62,931     24,927    38,004
                                                 ---------  ---------  --------
    Net unrealized loss                         $(161,310)  $(63,895) $(97,415)
                                                ==========  ========= =========


                                                              2001
                                                Before-Tax     Tax    Net-of-Tax
                                                  Amount     Expense    Amount
                                                 ------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during the
      year                                       $364,263   $144,285  $219,978
    Less: reclassification adjustment for gains
      realized in net income                       27,545     10,911    16,634
                                                 --------   --------  --------
    Net unrealized gains                         $336,718   $133,374  $203,344
                                                 ========   ========  ========


Note 14: Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

     Financial instruments whose contract amount represents credit risk at September 30, 2003 and 2002 consisted of commitments to extend credit totaling $42,359,000 and $35,962,000.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

     The Company has employment agreements with two officers which include provisions for payment to them of three years' salary in the event of their termination in connection with any change in ownership or control of the Company, other than by agreement. The agreements have terms of three years which may be extended annually for successive periods of one year.

     The Company and subsidiaries are also subject to possible claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 15: Dividends and Capital Restrictions

     Without prior approval, current regulations allow Peoples and First Savings to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years. At September 30, 2003, such limitations totaled $3,499,000. The Banks normally restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 16: Regulatory Capital

     The Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements


     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2003, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2003 that management believes have changed the Banks' classification.

        Peoples' actual and required capital amounts and ratios are as follows:

                                                 2003
                                          Required for Adequate    To Be Well
                            Actual             Capital(1)       Capitalized(1)
                          Amount    Ratio     Amount    Ratio   Amount    Ratio
                       ---------------------------------------------------------
Total risk-based
 capital 1 (to
 risk-weighted assets) $42,391,000  21.23%  $15,977,000  8.0%  $19,972,000 10.0%
Tier 1 risk-based
 capital 1 (to
 risk-weighted assets)  40,946,000  20.50     7,989,000  4.0   11,983,000   6.0
Core capital 1 (to
 adjusted total
 assets)                40,946,000  10.83    15,118,000  4.0   18,898,000   5.0
Core capital 1 (to
 adjusted tangible
 assets)                40,946,000  10.83     7,559,000  2.0           NA    NA
Tangible capital 1 (to
 adjusted total
 assets)                40,946,000  10.83     5,669,000  1.5           NA    NA


                                                 2002
                                          Required for Adequate    To Be Well
                            Actual             Capital 1        Capitalized(1)
                          Amount    Ratio     Amount    Ratio   Amount    Ratio
                       ---------------------------------------------------------
Total risk-based
 capital 1 (to
 risk-weighted assets) $41,655,000  20.8%   $16,030,000  8.0% $20,038,000  10.0%
Tier 1 risk-based
 capital 1 (to
 risk-weighted assets)  40,210,000  20.1      8,015,000  4.0   12,023,000   6.0
Core capital 1 (to
 adjusted total
 assets)                40,210,000  10.7     15,090,000  4.0   18,861,000   5.0
Core capital 1 (to
 adjusted tangible
 assets)                40,210,000   0.7      7,545,000  2.0           NA    NA
Tangible capital 1 (to
 adjusted total
 assets)                40,210,000  10.7      5,658,000  1.5           NA    NA

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     First Savings' actual and required capital amounts and ratios are as follows:

                                                 2003
                                          Required for Adequate    To Be Well
                              Actual           Capital 1        Capitalized(1)
                          Amount    Ratio     Amount    Ratio   Amount    Ratio
                       ---------------------------------------------------------
Total risk-based
 capital 1 (to
 risk-weighted assets) $12,880,000  21.2%    $4,879,000  8.0%  $6,098,000  10.0%
Tier 1 risk-based
 capital 1 (to
 risk-weighted assets)  12,289,000  20.2      2,439,000  4.0    3,659,000   6.0
Core capital 1 (to
 adjusted total
 assets)                12,289,000  10.5      4,697,000  4.0    5,871,000   5.0
Core capital 1 (to
 adjusted tangible
 assets)                12,289,000  10.5      2,349,000  2.0           NA    NA
Tangible capital 1 (to
 adjusted total
 assets)                12,289,000  10.5      1,761,000  1.5           NA    NA


                                                 2002
                                          Required for Adequate    To Be Well
                             Actual            Capital 1        Capitalized(1)
                         Amount    Ratio      Amount    Ratio   Amount    Ratio
                       ---------------------------------------------------------
Total risk-based
 capital 1 (to
 risk-weighted assets) $11,863,000  18.8%    $5,043,000  8.0%  $6,304,000  10.0%
Tier 1 risk-based
 capital 1 (to
 risk-weighted assets)  11,218,000  17.8      2,521,000  4.0    3,782,000   6.0
Core capital 1 (to
 adjusted total
 assets)                11,218,000   9.2      4,863,000  4.0    6,079,000   5.0
Core capital 1 (to
 adjusted tangible
 assets)                11,218,000   9.2      2,432,000  2.0           NA    NA
Tangible capital 1 (to
 adjusted total
 assets)                11,218,000   9.2      1,824,000  1.5           NA    NA
(1) As defined by Regulatory Agencies


ployee Benefit Plans

     The Banks are participants in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. This plan provides pension benefits for substantially all of the Company's employees. According to FIRF administrators, the value of the vested benefits exceeded the market value of the fund's assets and accordingly the Banks had approximately $341,000 and $320,000 accrued at September 30, 2003 and 2002. Pension expense was $521,000, $592,000 and $270,000 for 2003, 2002 and 2001.

     A profit-sharing plan is maintained for the benefit of substantially all of the Company's employees and allows for both employee and Company contributions. The Company contribution consists of a matching contribution of 50 percent of employee contributions, up to 6 percent of eligible employee compensation. The Company contribution to the plan was $108,000, $99,000 and $90,000 for 2003, 2002 and 2001.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     In connection with the acquisition of Three Rivers Financial Corporation (Three Rivers) in 2000, the Company assumed both the Employee Stock Ownership Plan (ESOP) and Recognition and Retention Plan (RRP) of Three Rivers. At the date of the merger, the ESOP had debt payable to Three Rivers of $422,000 and unearned shares totaling 50,082. With the merger, the ESOP was obligated to repay the outstanding debt to the Company. Accordingly, the balance of shares that were collateral for the debt had been reflected as a reduction to stockholders' equity. Unearned ESOP shares totaled 31,367 at September 30, 2001 and had a fair value of $470,500. Shares were released to participants proportionately as the loan was repaid. Dividends on allocated shares were recorded as dividends and charged to retained earnings. Dividends on unallocated shares were applied to the principal and interest due on the loan. During 2002, the ESOP plan was terminated. A portion of the shares held in the ESOP was sold and the proceeds from that sale were used to pay off the loan. The remaining shares were distributed to the participants and expensed based upon the fair market value at the date the ESOP was terminated.

     Compensation expense was recorded in an amount equal to the fair market value of the stock at the time shares were committed to be released. The expense under the ESOP was $208,000 and $123,000 for 2002 and 2001.

     Effective with the merger, the Company continued the RRP under which Three Rivers had previously granted awards to various directors, officers and employees of the Three Rivers and First Savings. These awards generally vest at a rate of 20 percent per year on the anniversary dates of each grant. The expense under the RRP was $18,000 for 2003 and $21,000 for 2002.

Note 18: Stock Option Plan

     Under the Company's incentive stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable at the end of five years of continued employment. During 1999, the Company authorized the grant of options for up to 200,000 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to or greater than the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized. The Company has not granted any options during the three year period ended September 30, 2003. The pro forma effect on net income is disclosed in Note 1.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended September 30, 2003, 2002 and 2001.

                               2003                2002               2001
                                  Weighted-          Weighted-        Weighted-
                                   Average           Average           Average
    Options                        Exercise          Exercise         Exercise
                          Shares    Price   Shares    Price   Shares   Price
--------------------------------------------------------------------------------
Outstanding, beginning
   of year                110,249   $14.43  110,249   $14.43  110,249    $14.43
Granted                        --                --                --
Granted in connection
   with the merger             --                --                --
Exercised                      --                --                --
Forfeited/expired              --                --                --
                          -------           -------           -------
Outstanding, end of year  110,249   $14.43  110,249   $14.43  110,249    $14.43
                          =======           =======           =======
Options exercisable at
   year end               101,327            90,028            78,729


     As of September 30, 2003, other information by exercise price for options outstanding is as follows:

                                         Weighted-
                           Number         Average
                             of          Remaining
Exercise Price            Shares      Contractual Life   Exercisable
---------------------------------------------------------------------
$11.16                     53,757       2.5 years           53,757
$13.05                     21,740       4.0 years           18,818
$13.78                      4,752       5.0 years            4,752
$21.50                     30,000       5.5 years           24,000
                          -------                           -------
                          110,249                          101,327
                          =======                          =======

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 19: Earnings Per Share

        Earnings per share (EPS) were computed as follows:

                                                                 2003
                                                              Weighted-
                                                               Average Per-Share
                                                     Income     Shares   Amount
                                                    ----------------------------
Basic Earnings Per Share
    Net income available to common stockholders      $5,749,305  3,435,112 $1.67
Effect of Dilutive Securities
    Stock options and RRP awards                             --     27,646
                                                    -----------  ---------
Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                            $5,749,305  3,462,758 $1.66
                                                    ===========  =========

                                                                 2002
                                                              Weighted-
                                                               Average Per-Share
                                                     Income     Shares   Amount
                                                    ----------------------------
Basic Earnings Per Share
    Net income available to common stockholders      $5,404,981  3,456,324 $1.56
Effect of Dilutive Securities
    Stock options and RRP awards                             --     17,235
                                                     ----------  ---------
Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                            $5,404,981  3,473,559  1.56
                                                     ==========  =========


                                                                 2001
                                                              Weighted-
                                                               Average Per-Share
                                                     Income     Shares   Amount
                                                   -----------------------------
Basic Earnings Per Share
    Net income available to common stockholders      $4,688,045  3,533,723 $1.33
Effect of Dilutive Securities
    Stock options and RRP awards                             --     13,470
                                                      ---------  ---------
Diluted Earnings Per Share
    Income available to common stockholders and
      assumed conversions                            $4,688,045  3,547,193 $1.32
                                                      =========  =========


     Options to purchase 30,000 shares of common stock at $21.50 per share were outstanding at September 30, 2002 and 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements


Note 20: Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

     Interest-bearing Deposits - The fair value of interest-bearing time deposits approximates carrying value.

     Securities and Mortgage-backed Securities - Fair values are based on quoted market prices.

     Loans and loans held for sale - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Interest    Receivable/Payable    -   The   fair    values   of    interest
     receivable/payable approximate carrying values.

     FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Deposits - The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

     Short-term   Borrowings   -  The  fair  value  of   short-term   borrowings
     approximates carrying value.

     Federal Home Loan Bank advances - The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar advances.

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



     The estimated fair values of the Company's financial instruments are as follows:

                                          2003                     2002
                               Carrying       Fair         Carrying      Fair
                                Amount       Value          Amount       Value
                              -------------------------------------------------
Assets
  Cash and cash equivalents $ 35,161,821 $ 35,161,821 $ 35,577,921 $ 35,577,921
  Interest-bearing time
    deposits                   3,270,106    3,270,106    3,820,047    3,820,047
  Investment securities
    available for sale        85,504,604   85,504,604   54,896,043   54,896,043
  Investment securities held
    to maturity                2,116,827    2,218,264    7,142,556    7,256,626
  Mortgage loans held for
    sale                                                 1,298,750    1,298,750
  Loans                      356,953,361  368,992,000  385,019,764  401,056,000
  Stock in FHLB                4,518,700    4,518,700    4,405,000    4,405,000

Liabilities
  Deposits                   380,115,884  385,690,000  379,936,471  385,958,000
  Short-term borrowings        2,649,653    2,649,653    3,192,774    3,192,774
  Federal Home Loan Bank
    advances                  54,100,000   59,316,000   59,100,000   61,988,000


Note 21: Quarterly Results of Operations (Unaudited)

                                                                                Basic
                                     Net       Provision             Average   Earnings
Quarter    Interest     Interest   Interest    For Loan    Net       Shares      Per
Ending      Income      Expense     Income      Losses    Income    Outstanding  Share
------------------------------------------------------------------------------------------
 Dec 02   $ 8,033,234  $ 3,423,588 $ 4,609,646 $206,805  $1,501,293  3,446,883    $0.44
 Mar 03     7,484,943    3,093,705   4,391,238  178,721   1,387,403  3,441,328     0.40
 Jun 03     7,240,986    2,874,364   4,366,622   71,973   1,502,968  3,428,544     0.44
 Sep 03     6,989,133    2,755,762   4,233,371   79,682   1,357,641  3,422,181     0.40
           ----------  ----------- ----------- --------  ----------
          $29,748,296  $12,147,419 $17,600,877 $537,181  $5,749,305
           ==========  =========== =========== ========  ==========

Dec 01   $ 8,674,213   $ 4,350,775 $ 4,323,438 $143,623  $1,398,107  3,469,425    $0.40
Mar 02     8,331,288     3,919,582   4,411,706   59,994   1,449,292  3,456,382     0.42
Jun 02     8,177,526     3,744,078   4,433,448   55,473   1,253,303  3,452,806     0.36
Sep 02     8,182,173     3,689,659   4,492,514   88,772   1,304,279  3,449,265     0.38
          ----------   ----------- ----------- --------  ----------
         $33,365,200   $15,704,094 $17,661,106 $347,862  $5,404,981
          ==========   =========== =========== ========  ==========


                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



Note 22: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
     position, results of operations and cash flows of the Company.

                                             Condensed Balance Sheets

                                                  2003             2002
                                              -----------------------------
Assets
    Cash                                       $ 3,452,717     $ 1,883,609
    Investment in subsidiaries                  56,376,711      54,817,198
    Securities available for sale                4,610,463       4,422,540
    Securities held to maturity                         --          40,000
    Other assets                                   124,247         241,394
                                                ----------      ----------

       Total assets                            $64,564,138     $61,404,741
                                                ==========      ==========

Liabilities
    Dividends payable on common stock          $   579,884     $   549,714
    Other                                           59,400           8,830
                                                ----------      ----------
       Total liabilities                           639,284         558,544
                                                ----------      ----------

Stockholders' Equity
    Common stock                                 3,421,895       3,447,186
    Additional paid-in capital                   7,370,513       7,860,745
    Retained earnings                           53,302,385      49,785,154
    Unearned RRP                                    (1,522)        (19,790)
    Accumulated other comprehensive income        (168,417)       (227,098)
                                                ----------      ----------
                                                63,924,854      60,846,197
                                                ----------      ----------

 Total liabilities and stockholders' equity    $64,564,138     $61,404,741
                                                ==========      ==========

                                 Peoples Bancorp
                   Notes to Consolidated Financial Statements



                               Condensed Statements of Income

                                                2003        2002         2001
                                             ----------------------------------
Income
   Dividends from subsidiaries               $4,000,000  $3,200,000  $4,266,583
   Interest on investments                      196,705     176,047     459,119
Expenses                                       (144,012)   (175,163)   (136,741)
                                              ---------   ---------   ---------
Income before equity in undistributed income
  of subsidiaries and income tax expense      4,052,693   3,200,884   4,588,961
Equity in undistributed income of subsidiaries1,703,737   2,223,747     169,634
                                              ---------   ---------   ---------
Income before income tax                      5,756,430   5,424,631   4,758,595
Income tax expense                                7,125      19,650      70,550
                                              ---------   ---------   ---------
Net income                                   $5,749,305  $5,404,981  $4,688,045
                                              =========   =========   =========


                             Condensed Statements of Cash Flows

                                               2003         2002          2001
                                          --------------------------------------
Net cash provided by operating activities $ 4,046,297  $ 3,571,079  $ 4,873,053
                                           ----------   ----------   ----------
Cash flows from investing activities
 Purchases of securities available for
   sale                                            --           --     (212,704)
 Proceeds from maturities of securities
   held to maturity                            40,000       40,000       35,000
 Proceeds from maturities and calls of
   securities available for sale              198,238      280,000    2,410,559
 Net change in mutual fund                         --           --   (3,528,245)
                                           ----------   ----------   ----------
    Net cash provided by (used in)
       investing activities                   238,238      320,000   (1,295,390)
                                           ----------   ----------   ----------
Cash flows from financing activities
 Stock repurchased                           (513,523)    (692,552)  (2,312,217)
 Cash dividends                            (2,201,904)  (2,094,402)  (1,989,336)
                                           ----------   ----------   ----------
    Net cash used in financing activities  (2,715,427)  (2,786,954)  (4,301,553)
                                           ----------   ----------   ----------
Net change in cash                          1,569,108    1,104,125     (723,890)
Cash at beginning of year                   1,883,609      779,484    1,503,374
                                           ----------   ----------   ----------
Cash at end of year                       $ 3,452,717  $ 1,883,609  $   779,484
                                           ==========   ==========   ==========